Exhibit 99.2

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate	Executive Vice President,
Lowell, Arkansas 72745	Finance/Administration
(NASDAQ: JBHT)	and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ELECTS
WILLIAM J. SHEA, JR. TO ITS BOARD OF DIRECTORS

LOWELL, ARKANSAS, January 27, 2011 – J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced today the Company has increased the number of seats on its Board of Directors and elected William J. Shea, Jr. to fill the vacancy created by the addition.

Mr. Shea, 56, Founder of Kelley Transportation Services in 1984, currently serves as its President. He was also the Founder and President of Bay Cities Leasing before it was sold to General Electric Credit Corporation in 2004.  He has served as Vice President of Marketing for Brae Corporation Rail Division from 1983–1984, Director of Marketing of Itel Corporation Rail Division from 1979-1983, and Marketing Representation for IBM Corporation GSD from 1977-1979. He received a B.A. in economics from the Wharton School at the University of Pennsylvania in 1977. He currently serves on the board of the International Transportation Institute of the University of Denver, and served as a director on the board of Interpool Corporation from 2004-2008.

About J.B. Hunt
J.B. Hunt Transport Services, Inc. focuses on providing safe and reliable transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico. Utilizing an integrated, multimodal approach, we provide capacity-oriented solutions centered on delivering customer value and industry-leading service.

Our stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. For more information about our Company, visit www.jbhunt.com.